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                                                                  EXHIBIT (d)(2)



                             SUBSCRIPTION AGREEMENT


         THIS SUBSCRIPTION AGREEMENT (the "Agreement") is made effective the 23rd day of May, 2003 by and among S. Robert Davis, Melissa Davis, Charles R. Davis, Laura D. Byrne, and Thomas and Laura D. Byrne as both joint tenants with rights of survivorship and as custodians for their three minor children (each a "Stockholder"), and MSI MERGER CORP., an Ohio corporation (the "Corporation").

                             BACKGROUND INFORMATION

         A. The Stockholders are currently the holders of a majority of the stock (the "Old Stock") of Media Source, Inc., a Delaware corporation ("Media Source").

         B. Each Stockholder desires to contribute to the Corporation as his or her initial capital contribution and in exchange for shares of common stock of the Corporation (the "New Stock"), and the Corporation desires to acquire, all of such Stockholder's interest in and to the Old Stock, subject to the terms and conditions of this Agreement.

                                   PROVISIONS

         In consideration of their mutual promises, covenants, and agreements, the parties hereto do hereby promise, covenant, and agree as follows:

         1. SUBSCRIPTION. The Stockholders hereby subscribe to the following number of shares of New Stock:


                       S. Robert Davis                    1200.8 shares
                        Melissa Davis                     8.7 shares
                       Charles R. Davis                   270.0 shares
                        Laura D. Byrne                    13.5 shares
                  Thomas and Laura D. Byrne,              5.6 shares
                            JTWROS
                  Thomas and Laura D. Byrne,              1.4 shares
                          Custodians

         In consideration for the New Stock, each of the Stockholders hereby conveys, transfers and assigns to the Corporation all of such Shareholder's right, title and interest in and to the Old Stock.


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         2.       REPRESENTATIONS AND WARRANTIES. Each of the Stockholders
hereby represents and warrants as follows:

         (a) He or she has sufficient knowledge and experience to evaluate the merits and risks of his or her investment in the New Stock; and

         (b) He or she has been provided with, or given reasonable access to, full and fair disclosure of all information material to his investment in the new Stock; and

         (c) He or she understands that no market is likely to exist for the New Stock, and he or she does not anticipate the need to sell the New Stock in the foreseeable future; and

         (d) He or she is purchasing the New Stock for his or her own account for investment purposes only and not with a view to their distribution; and

         (e) He or she understands that the offering of the New Stock by the Corporation will not be registered under the Securities Act of 1933, as amended (the "Act"), nor the securities law of any state, and accordingly these securities may not be offered, sold, pledged, hypothecated or otherwise transferred or disposed of in the absence of registration or the availability of an exemption from registration under the Act and any applicable state securities law. He or she further understands that the Corporation is under no obligation to register the New Stock on his or her behalf or to assist him in complying with an exemption from registration; and

         (f) He or she can withstand the loss of his or her entire investment without suffering serious financial difficulties.

         The Stockholders understand and agree that the certificates, if any, for the New Stock shall bear a legend that the New Stock shall not be offered, sold, pledged, hypothecated or otherwise transferred or disposed of without registration under the Act and any applicable state securities law or an opinion of counsel or other evidence satisfactory to counsel for the Corporation that an exemption from such registrations is available.

         3.       MISCELLANEOUS.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         (b) Inurement. This Agreement shall be binding upon, and inure to the benefit of, all parties hereto, their personal and legal representatives, guardians, successors, and assigns.


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         (c)      Further Assurances. The parties agree that they and each of them will take whatever action or actions are reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement, and to that end they agree that they will execute, acknowledge, seal, and deliver any further instruments or documents which may be necessary to give force and effect to, or to carry out the intent of, this Agreement or any of the provisions hereof.

         (d) Headings. The headings herein are inserted only as a matter of convenience and reference, and in no way define or describe the scope of the Agreement or the intent of any provisions hereof.

         (e) Severability. In the event that any part of this Agreement shall be held to be indefinite, invalid, or otherwise unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

         (f) Amendments. This Agreement may not be modified or amended except with the consent of all of the parties to this Agreement.

         (g) Not for Benefit of Creditors. This Agreement is not intended for the benefit of nonparty creditors and does not grant any rights to, or confer any benefits on, nonmember creditors or any other person who is not a party to this Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Subscription
Agreement effective the day and year written above.

STOCKHOLDERS:                             CORPORATION:


/s/ S. Robert Davis



-------------------------------------     MSI MERGER CORP.,
S. Robert Davis                           an Ohio corporation


/s/ Melissa L. Davis                      /s/ S. Robert Davis


                                          By:
-------------------------------------        ---------------------------------
Melissa Davis                                S. Robert Davis, President


/s/ Charles R. Davis



-------------------------------------
Charles R. Davis


/s/ Laura D. Byrne



-------------------------------------
Laura D. Byrne


/s/ Thomas and Laura D. Byrne



-------------------------------------
Thomas and Laura D. Byrne, JTWROS


/s/ Thomas and Laura D. Byrne



-------------------------------------
Thomas and Laura D. Byrne, Custodians


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